UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2022

GENERAL MOTORS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-34960	27-0756180
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Renaissance Center, Detroit, Michigan	48265-3000
(Address of principal executive offices)	(Zip Code)

(313) 667-1500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	GM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

GM Additional Investment in Cruise

On March 18, 2022, General Motors Company (the “Company”) announced that it entered into a Share Purchase Agreement with Softbank Vision Fund (AIV M2) L.P. and certain of its affiliates (collectively, “Softbank”) on March 17, 2022, pursuant to which it acquired SoftBank’s equity ownership stake in GM Cruise Holdings LLC (“Cruise”), an indirect subsidiary of the Company, for $2.1 billion and, separately, will make an additional $1.35 billion investment in Cruise in place of SoftBank. Upon the successful completion of the transactions, the Company’s ownership position in Cruise will be approximately 80% (on a fully diluted basis), and SoftBank will no longer have an ownership interest in or have any rights with respect to Cruise.

For further information regarding SoftBank’s requirement to make an additional $1.35 billion investment in Cruise that GM will now make pursuant to the Share Purchase Agreement, please refer to the Company’s Current Report on Form 8-K filed on May 31, 2018.

Cruise Recurring Liquidity Opportunity Program

Also on March 18, 2022, the Company and Cruise announced a liquidity program (the “Recurring Liquidity Opportunity Program”) for holders of equity-based incentive awards issued to employees of Cruise pursuant to Cruise’s 2018 Equity Incentive Plan (the “Equity Awards”). Pursuant to the Recurring Liquidity Opportunity Program, Cruise will modify existing Equity Awards to eliminate the vesting conditions tied to the occurrence of a liquidity event such that both existing and future Equity Awards will vest solely based on meeting service-based vesting conditions.

In connection with the Recurring Liquidity Opportunity Program, a subsidiary of the Company has entered into a liquidity program purchase agreement (the “Purchase Agreement”) with Cruise, pursuant to which it will be required (i) to the extent requested by Cruise’s Board of Directors, to conduct periodic tender offers for shares of Cruise Class B common stock issued under Equity Awards at the then-applicable fair market value and (ii) to purchase a number of newly issued shares of Cruise Class B common stock sufficient to fund the payment of Cruise’s tax withholding obligations resulting from settlement or exercise of Equity Awards. The Purchase Agreement, which includes a cap on the number of shares that may be purchased thereunder, will continue in effect until the earliest to occur of: (i) 90 days following the date when there are no longer any unvested Equity Awards issued and outstanding under Cruise’s 2018 Equity Incentive Plan, (ii) an initial public offering of Cruise shares, or (iii) a change of control or sale of Cruise.

The current value of the equity-based incentive awards that are issued or authorized for issuance under the Cruise 2018 Equity Incentive Plan and subject to the Recurring Liquidity Opportunity Program, is approximately $4 billion. The Company’s cash funding obligation and timing of payments under the Purchase Agreement (which includes total payments for the tendering of shares and tax withholding payments) will depend upon several factors, including vesting schedules, participation rates in tender offers, and the then-fair value of Cruise’s common stock upon the tendering of shares. Changes to these variables, in particular the fair value of Cruise’s common stock and the number of shares tendered, could materially impact the Company’s funding obligations in future periods. In addition, each holder of Cruise shares that is entitled to preemptive rights under Cruise’s Amended and Restated Limited Liability Company Agreement will be offered the opportunity to purchase such holder’s applicable portion of the shares of Cruise Class B common stock from Cruise to cover tax withholding requirements or from tendering holders in the tender offers at the same price per share paid by the Company. The Company’s cash paid to cover tax withholding or pursuant to any particular tender offer would be reduced to the extent that such holders purchase a portion of the Cruise Class B shares. The Company expects to fund approximately $1.0 billion to $1.5 billion under the terms of the Recurring Liquidity Opportunity Program in 2022. As a result of the modification of the Equity Awards, Cruise will recognize approximately $1.0 billion of compensation expense during the three months ending March 31, 2022, for those awards that were immediately vested. This compensation expense will be treated as special for purposes of earnings before income taxes-adjusted and earnings per share-diluted-adjusted, and will not impact adjusted automotive free cash flow.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOTORS COMPANY (Registrant)

	By:	/s/ John S. Kim
Date: March 18, 2022		John S. Kim Assistant Corporate Secretary